Exhibit 99.1

CONTACT:	Stephanie Honan	FOR IMMEDIATE RELEASE
	(513) 534-6957	February 12, 2010

Fifth Third Bancorp Promotes Mark Hazel to Controller

Cincinnati – Fifth Third Bancorp (NASDAQ: FITB), today announced the promotion of Senior Vice President Mark Hazel to the position of Bancorp Controller.

As Bancorp Controller, Hazel will provide leadership and oversight to the entire Accounting function of the Company. He joined the Bank in 2003 as Controller of Nonbank Entities. He was named Assistant Bancorp Controller in 2006 and was promoted to senior vice president in 2009.

“Mark demonstrates outstanding dedication and a strong work ethic,” said Dan Poston, executive vice president and Chief Financial Officer for Fifth Third Bancorp. “Nowhere were those qualities more on display than during the past 18 months – an unprecedented time in our industry.”

Prior to joining Fifth Third Bank, Hazel was with the public accounting firms of Arthur Andersen and Deloitte & Touche. He holds a bachelor’s degree in Accounting from the University of Cincinnati. Hazel resides in Union Township, Clermont County.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $113 billion in assets, operates 16 affiliates with 1,309 full-service Banking Centers, including 103 Bank Mart® locations open seven days a week inside select grocery stores and 2,356 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 49% interest in Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2009, had $187 billion in assets under care, of which it managed $25 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

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